Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-166311
PROSPECTUS

$355,000,000

10.5% Senior Secured Notes due 2014

Interest payable on May 1 and November 1

The notes will bear interest at the rate of 10.5% per year. Interest on the notes is payable on May 1 and November 1 of each year, beginning on November 1, 2009. The notes will mature on May 1, 2014. We may redeem any of the notes beginning on May 1, 2012 at a redemption price equal to 105.25% of their principal amount at maturity through May 1, 2013 and 100% thereafter plus, in each case, accrued and unpaid interest. In addition, on or prior to May 1, 2012, we may redeem up to 35% of the principal amount at maturity of the notes at a redemption price equal to 110.5% of the principal amount at maturity of the notes, plus accrued and unpaid interest, using the net cash proceeds from sales of certain types of capital stock. There is no sinking fund for, or mandatory redemption of, the notes. If a change of control occurs, we must give holders of the notes an opportunity to sell us their notes at a purchase price of 101% of the accreted value of such notes, plus accrued and unpaid interest, to the date of purchase. In addition, our obligations under the notes to comply with certain covenants will be suspended and cease to have any further effect from and after the first date when the rating of the notes is investment grade.

The notes will be our senior obligations. The notes will be unconditionally guaranteed by our existing and certain of our future domestic subsidiaries. The notes and the guarantees with respect to the notes will be secured by a first-priority security interest in substantially all of the assets of the company and the guarantors with certain exclusions.

Investing in the notes involves risks. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley

The date of this prospectus is May 18, 2010

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INCORPORATION BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, which we filed with the SEC on February 24, 2010;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009 from our Definitive Proxy Statement on Schedule 14A, which we filed with the SEC on April 7, 2010, and the Definitive Additional Materials on Schedule 14A, which we filed with the SEC on April 12, 2010;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2010, which we filed with the SEC on May 4, 2010; and

•	our Current Reports on Form 8-K, which we filed with the SEC on February 10, 2010, March 8, 2010 and April 1, 2010.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus and before the closing of the exchange offer.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Investor Relations
DigitalGlobe, Inc.
1601 Dry Creek Drive Suite 260
Longmont, CO 80503
(303) 684-4000

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer. No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, prospectus and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.digitalglobe.com). The information on our website is not deemed to be included or incorporated by reference into this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DGI.” You may read and copy reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words, although not all forward-looking statements contain these words. These statements are only predictions. The safe harbor provisions of Section 21E of the Exchange Act and Section 27A of the Securities Act do not apply to this exchange offer.

Any forward-looking statements are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions. A number of important factors could cause our actual results or performance to differ materially from those indicated by such forward looking statements, including: the loss or reduction of any of our primary contracts; the loss or impairment of our satellites; loss or damage to the content contained in our ImageLibrary; interruption or failure of our ground system and other infrastructure, decrease in demand for our imagery products and services; increased competition that may reduce our market share or cause us to lower our prices; our failure to obtain or maintain required regulatory approvals and licenses; changes in U.S. foreign law or regulation that may limit our ability to distribute our imagery products and services; the costs associated with being a public company; and other important factors, all as described more fully in our filings with the SEC, including this prospectus.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” and the documents incorporated by reference in this prospectus, before participating in the exchange offer. In this prospectus, “DigitalGlobe,” “the company,” “we,” “us” and “our” refer to DigitalGlobe, Inc. and its consolidated subsidiaries.

Our Company

We are a leading global provider of commercial high-resolution earth imagery products and services. Our products and services support a wide variety of uses, including defense, intelligence and homeland security applications, mapping and analysis, environmental monitoring, oil and gas exploration, and infrastructure management. Our principal customers include U.S. and foreign defense and intelligence agencies and a wide variety of commercial customers, such as internet portals, companies in the energy, telecommunications, utility and agricultural industries, and U.S. and foreign civil government agencies. The imagery that forms the foundation of our products and services is collected daily via our three high-resolution imagery satellites and managed in our content archive, which we refer to as our ImageLibrary. We believe our ImageLibrary is the largest, most up-to-date and comprehensive archive of high resolution earth imagery commercially available as of March 31, 2010, containing more than 1 billion square kilometers of imagery, with new imagery added every day. With the addition of our WorldView-2 satellite, commissioned on January 4, 2010, we expect our collection capacity to expand to more than 500 million square kilometers per year.

Products and Services

We offer earth imagery products and services that are comprised of imagery from our three-satellite constellation, and aerial imagery that we acquire from third party suppliers. We process our imagery to varying levels according to the customer’s specifications and deliver our products using the distribution method that best suits our customers needs. Customers can purchase satellite or aerial images that are archived in our ImageLibrary. Customers can also order imagery content by placing custom orders, which require tasking of our satellites, for a specific area of interest, or as a bundle of imagery and data for a region or type of location, such as cities, ports and harbors or airports. For example, CitySphere, an ImageLibrary product, that features color imagery for 300 of the world’s largest cities that is refreshed on a routine basis.

Customers specify how they want the imagery content they are purchasing from us to be produced. We deliver our satellite imagery content at three processing levels: (i) basic imagery with the least amount of processing; (ii) standard imagery with radiometric and geometric correction; and (iii) ortho-rectified imagery with radiometric, geometric, and topographic correction. All of our aerial imagery is delivered as ortho-rectified imagery.

We also use enhanced processing to produce mosaic and stereo imagery products. The mosaic process takes multiple imagery scenes, collected at different times and dates, and merges them into a single seamless imagery product. We use specialized collection and enhanced processing to produce stereo imagery products. Stereo imagery products consist of two images collected from two different viewpoints along the satellite orbit track that are produced as basic products, but can be viewed in stereo (3D) using specialized software. Stereo imagery products are used for the creation of digital elevation maps, for the more accurate creation of 3D maps and flight simulations.

We offer a range of on- and off-line distribution options designed to enable customers to easily access and integrate our imagery into their business operations and applications, including desktop software applications, web services that provide for direct on-line access to our ImageLibrary, File Transfer Protocol (FTP), and physical media such as CD, DVD, and hard drive. We offer an additional distribution option through our Direct Access Program (DAP) that allows certain customers, approved by the U.S. government, to task and downlink data directly from our WorldView-1 and WorldView-2 satellites within their regional area of interest. DAP is designed to meet the enhanced information and operational security needs of a select and limited number of defense and intelligence customers and certain commercial customers. To date we have signed four customer contracts for our DAP.

We sell our products and services through a combination of direct and indirect channels, a global network of resellers, strategic partners, direct enterprise sales and web services.

Summary of the Exchange Offer

On April 28, 2009, we completed the private placement of $355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes, dated as of April 28, 2009, in which we agreed, among other things, to deliver this prospectus to you and to use all commercially reasonable efforts to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered	Up to $355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014, that have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

The exchange offer	We are offering to exchange up to $355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014 that have been registered under the Securities Act for a like principal amount of the original notes outstanding. You may tender original notes only in denominations of principal amount of $1,000 and any integral multiple of $1,000 in excess thereof. We will issue exchange notes as soon as practicable after the expiration of the exchange offer. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $355,000,000 aggregate principal amount of original notes outstanding. The $355,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2014 were offered under an indenture dated April 28, 2009.

Expiration date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on June 17, 2010, unless we extend the exchange offer in our sole and absolute discretion. By tendering your original notes, you represent that:

• you are neither our “affiliate” (as defined in Rule 405 under the Securities Act) nor a broker-dealer tendering notes acquired directly from us for our own account;

• any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of business;

• at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving exchange notes from you has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the original notes or the exchange notes in violation of the Securities Act;

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the original notes or the exchange notes; and

• if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for the original notes that you acquired as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the exchange notes that you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued interest on the exchange notes and original notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the exchange offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for tendering original notes	Except as described in the section titled “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. See “The Exchange Offer — Procedures for Tendering.”

Special procedures for beneficial holders	If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed delivery procedures	If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of original notes and delivery of exchange notes	Subject to the conditions stated in the section “The Exchange Offer — Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered as soon as practicable after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Material U.S. federal tax consequences	Your exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

Regulatory requirements	Following the effectiveness of the registration statement covering the exchange offer with the SEC, no other material federal regulatory requirement must be complied with in connection with this exchange offer.

Exchange agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Resales	Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. Furthermore, any broker-dealer that acquired any original notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the original notes directly from us.

Consequences of not exchanging original notes	If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

• if they are registered under the Securities Act and applicable state securities laws;

• if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

• if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will retain no rights under the registration rights agreement.

We currently do not intend to register the original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, however, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offer — Registration Rights Agreement.”

Risk factors	See “Risk Factors” and the other information contained or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Summary of the Terms of the Exchange Notes

The following is a summary of the terms of the exchange notes. The form and terms of the exchange notes are identical in all material respects to those of the original notes except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. When we refer to the terms of “note” or “notes” in this prospectus, we are referring to the original notes and the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see the section of this prospectus entitled “Description of the Exchange Notes.”

Issuer	DigitalGlobe, Inc.

Exchange Notes Offered	$355.0 million aggregate principal amount of 10.5% Senior Secured Notes due 2014.

Maturity Date	The exchange notes will mature on May 1, 2014.

Interest	The exchange notes will bear interest payable in cash at a rate of 10.5% per annum.

Interest Payment Dates	May 1 and November 1 of each year, commencing November 1, 2010.

Original Issue Discount	Because the “stated redemption price at maturity” of the exchange notes exceeds their “issue price” by more than the statutory de minimis threshold, the exchange notes will be treated as being issued with original issue discount for U.S. federal income tax purposes. A U.S. Holder (as defined in “Material United States Federal Income Tax Consequences”) of an exchange note will be required to pay U.S. federal income tax on accrual of original issue discount of the exchange notes. See “Material United States Federal Income Tax Consequences.”

Guarantees	The exchange notes will be unconditionally and fully guaranteed, jointly and severally, by all of our existing and certain of our future domestic subsidiaries. Each guarantor’s guarantee will be a senior secured obligation of that guarantor and will rank pari passu in right of payment with all future senior indebtedness of the guarantor. If we cannot make payments on the exchange notes when they are due, the guarantors must make the payments instead.

Collateral	The exchange notes and the guarantees will be secured by a first-priority security interest in substantially all of the assets of the company and the guarantors. The collateral will exclude certain items of property, including without limitation items as to which a security interest cannot be granted without violating contract rights or applicable law, cash, cash equivalents and related deposit or other accounts pledged to secure DAP debt or other permitted liens, leasehold interests in real property, vehicles and other assets subject to certificates of title, certain licenses in which a security interest cannot be created without breach of such license or applicable law, and certain other items agreed to by the parties and as more fully set forth in the security agreements. See “Description of the Exchange Notes — Collateral Arrangements.” See the term “Shared Collateral Debt” under “Description of the Exchange Notes — Certain Definitions.”

Ranking	The exchange notes and the guarantees will be our and the guarantors’ senior secured obligations and will be:

• effectively senior in right of payment to all of our and each guarantor’s unsecured and unsubordinated obligations, to the extent of the value of the collateral owned by us or such guarantor (and, to the extent of any unsecured remainder after payment of the value of the collateral, rank equally in right of payment with our unsecured and unsubordinated indebtedness);

• equally and ratably, with respect to the collateral, with our and each guarantor’s future permitted secured obligations that constitute shared collateral debt;

• senior in right of payment to our and each guarantor’s subordinated debt; and

• effectively junior in right of payment to all indebtedness, claims of holders of preferred stock and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

Optional Redemption	We may redeem some or all of the exchange notes at any time and from time to time on or after May 1, 2012, at the redemption prices set forth in this prospectus. In addition, at any time prior to May 1, 2012, we may redeem up to 35% of the aggregate principal amount at maturity of the exchange notes with the net cash proceeds of certain equity offerings at 110.5% of their principal amount at maturity plus accrued and unpaid interest. See “Description of the Exchange Notes — Optional Redemption.”

Change of Control	If a change of control occurs, we must give holders of the exchange notes an opportunity to sell us their exchange notes at a purchase price of 101% of the accreted value of such exchange notes, plus accrued and unpaid interest to, but not including, the date of purchase. The term “Change of Control” is defined under “Description of the Exchange Notes — Certain Definitions.”

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and our subsidiaries to:

• incur additional indebtedness;

• pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

• make certain investments;

• sell certain assets;

• create liens;

• enter into sale and leaseback transactions;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into a new or different line of business; and

• enter into certain transactions with our affiliates.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Exchange Notes— Certain Covenants.”

If the exchange notes are assigned a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P and no default or event of default has occurred and is continuing, certain covenants will be suspended. If both ratings should subsequently decline to below Baa3 and BBB-, the suspended covenants will be reinstituted. For more details, see the “Description of the Exchange Notes — Certain Covenants — Covenant Suspension.” The security documents creating the security interests in the collateral include certain covenants relating to the collateral.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth or incorporated by reference in this prospectus, including the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, before making any investment decision. Based on the information currently known to us, we believe that the following information set forth below and incorporated by reference in this prospectus identifies the most significant risk factors affecting our company and the exchange offer. However, the risks and uncertainties are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the following risk factors may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Relating to the Exchange Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, including our ability to incur additional indebtedness.

As of March 31, 2010, our total indebtedness was $344.1 million, which represented 41.4% of our total capitalization. Our substantial amount of indebtedness increases the possibility that we may be unable to generate sufficient cash to pay, when due, the principal of, interest on or other amounts due with respect to our indebtedness. Our indebtedness could have several consequences, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	restricting us from making strategic acquisitions;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

The indenture governing the notes contains a number of restrictions and covenants that, among other things, limit our ability to incur additional indebtedness, make investments, pay dividends or make distributions to our stockholders, grant liens on our assets, sell assets, enter into a new or different line of business, enter into transactions with our affiliates, merge or consolidate with other entities or transfer all or substantially all of our assets, and enter into sale and leaseback transactions.

Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants under the indenture governing our notes could result in a default under the indenture, which could cause all of our existing indebtedness to be immediately due and payable. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. If our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

Despite our substantial indebtedness level, we and our subsidiaries will still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt, including future shared collateral debt, is added to our existing debt levels, the related risks that we now face would increase. In addition, the indenture governing the notes will not prevent us from incurring obligations that do not constitute indebtedness under the agreement.

We may not be able to generate sufficient cash to service the notes or our other indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on the notes or our other indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance the notes or our other indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the indenture governing the notes and existing or future debt instruments may restrict us from adopting some of these alternatives. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The notes are secured only to the extent of the value of the assets that have been granted as security for the notes.

The collateral has not been appraised in connection with this offering. As of March 31, 2010, the aggregate book value of the collateral was approximately $1,142.0 million. The value of the collateral and the amount to be received upon a sale of the collateral will depend upon many factors including, among others, the condition of the collateral and the commercial remote sensing industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the collateral are illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the collateral separate from the sale of our business operations may not be feasible or of significant value.

Provisions in contracts to which we or our restricted subsidiaries are parties may prohibit us or our restricted subsidiaries from granting security interests in certain assets. In addition, the granting of security interests in our contract rights may require consent from the other contract parties. Similarly, prior approval of the FCC, DoS, ITU and DoC will be required in order for any remedies to be exercised against our assets that would constitute or result in any assignment of our FCC, DoS, ITU and DoC licenses or any change of control of us or our restricted subsidiaries. We are not required under the indenture to seek any such government approvals, and we do not intend to do so. It may be difficult and time consuming or even impossible to obtain the approvals necessary to sell the collateral.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of collateral be “commercially reasonable.” If a court were to determine that any aspect of the trustee’s exercise of remedies was not commercially reasonable, the ability of the trustee and you to recover the difference between the amount realized through such exercise of remedies and the amount owed on the notes may be adversely affected and, in the worst case, you could lose all claims for such deficiency amount.

A portion of the collateral consists of an interest in U.S. government contracts.

A significant portion of the collateral consists of contracts with the U.S. government, including NGA. If an event of default occurs under the indenture, the collateral agent will have no ability to require the U.S. government agencies that are parties to those contracts to make payments under those contracts directly to the collateral agent. Under applicable federal laws, U.S. governmental agencies are not required to make payments under a government contract directly to a secured party unless the secured party has filed various notices with the U.S. government stating that it has been granted a security interest in that contract and such notices have been accepted and approved. We are not required under the indenture to make any such government filings, and we do not intend to do so. As a result, following an event of default under the indenture, NGA may continue to make payments under government contracts included in the collateral directly to us, and not to the collateral agent. We cannot assure you that, once received by us, those amounts will be available to pay principal or interest on the notes.

The imposition of certain permitted liens could adversely affect the value of the collateral.

The collateral securing the notes is subject to liens permitted under the terms of the indenture governing the notes, whether arising on or after the date the original notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral. The collateral that will secure the notes may also secure future indebtedness and other obligations of the company and the guarantors to the extent permitted by the indenture and the security documents. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees. So long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the collateral agent, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). To the extent that additional indebtedness and obligations are secured by the collateral, our control over the collateral may be diminished.

There are certain categories of property that are excluded from the collateral.

Certain categories of assets are excluded from the collateral securing the notes and the guarantees. Excluded assets include certain items of property, including without limitation items as to which a security interest cannot be granted without violating contract rights or applicable law, cash, cash equivalents and related deposit or other accounts pledged to secure DAP debt or other permitted liens, leasehold interests in real property, vehicles and other assets subject to a certificate of title (but not including proprietary technology or satellite assets), certain licenses in which a security interest cannot be created without breach of such license or applicable law, and certain other items agreed to by the parties and as more fully set forth in the security documents. See “Description of the Exchange Notes.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

To the extent that the claims of the holders of the notes and the holders of the other indebtedness and obligations secured by the collateral exceed the value of the assets securing the notes and such other indebtedness and obligations, those claims will rank equally with the claims of the holders of unsecured and unsubordinated creditors. As a result, if the value of the assets pledged as security for the notes, and such other indebtedness and obligations is less than the value of the claims of the holders of the notes, and such other indebtedness and obligations, the claims of the holders of the notes may not be satisfied in full before the claims of our unsecured creditors are paid.

The notes are structurally subordinated to claims of creditors of future non-guarantor subsidiaries.

The notes are structurally subordinated to indebtedness and other liabilities of potential subsidiaries in the future that are not guarantors under the notes. Any right that we or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any future non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their debts, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

There may not be sufficient collateral to pay all or any of the notes, especially if we incur additional secured indebtedness as permitted under the notes, which will dilute the value of the collateral securing the notes.

Under the terms of the indenture governing the notes we also are permitted in the future to incur additional indebtedness and other obligations that may share in the liens on the collateral securing the notes. Any additional obligations secured by a lien on the collateral (whether senior to or equal with the lien of the notes) will dilute the value of the collateral. See the term “Shared Collateral Debt” under “Description of the Exchange Notes — Certain Definitions.”

The proceeds from the sale of all such collateral may not be sufficient to satisfy the amounts outstanding under the notes and all other indebtedness and obligations secured by such liens. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and note guarantees will be released automatically, without the consent of the trustee or the noteholders.

Under the terms of the security documents, the liens securing the notes may generally be released pursuant to directions from the holders of a majority of the outstanding principal amount (or, in the case of unterminated revolving facilities, the full commitment, whether used or unused) of indebtedness and other obligations representing the shared collateral debt, including the notes, unless such release involves all or substantially all of the collateral, in which case such release will require the consent of all of the holders of the notes. The notes represent the only shared collateral debt currently outstanding. However, the notes may not at all times represent a majority of the shared collateral debt. Accordingly, a substantial portion of the collateral may be released without the consent of the holders of the notes or the trustee under the indenture governing the notes.

In addition, all collateral sold or otherwise disposed of in accordance with the terms of the shared collateral debt will automatically be released from the lien securing the notes and the other shared collateral debt. Accordingly, any such sale or other disposition in a transaction that does not violate the asset disposition covenant of the indenture governing the notes may result in a release of the collateral subject to such sale or disposition. See “Description of the Exchange Notes — Limitation on Asset Sales.”

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale or other disposition of such guarantor or the sale or disposition of all or substantially all of such guarantor’s assets.

Your right to enforce remedies under the security documents will be limited by the voting provisions of security documents.

A collateral agent (directly or through co-agents or sub-agents) will hold, and will be entitled to enforce, all liens on the collateral on behalf of the holders of the shared collateral debt, including the holders of the notes. Under the terms of the security documents, the collateral agent will generally pursue remedies and take other action related to the collateral pursuant to the direction of the holders of a majority of the outstanding principal amount (or, in the case of unterminated revolving facilities, the full commitment, whether used or unused) of the indebtedness and other obligations representing the shared collateral debt, including the notes. The notes represent the only shared collateral debt currently outstanding. However, the notes may not at all times represent a majority of the shared collateral debt. Accordingly, holders of the shared collateral debt, other than holders of the notes, may have a right to control all remedies and the taking of other actions related to the collateral without the consent of the holders of the notes or the trustee under the indenture governing the notes.

The collateral is subject to casualty risks.

The indenture governing the notes requires us to maintain insurance on certain of our satellites at specified levels. We cannot assure you that we will be able to obtain or maintain such insurance coverage with reasonable premium costs or at all. See “Description of the Exchange Notes — Certain Covenants — Required Insurance.” In addition, we maintain insurance covering our other assets at levels we consider commercially reasonable. However, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that any insurance proceeds we receive will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to replace the collateral or to satisfy all of our obligations under the notes.

Even if we receive insurance proceeds following any loss, prior to the first anniversary of the launch of WorldView-2, the indenture governing the notes requires us to offer to repurchase the notes with the proceeds from any loss of our satellites rather than reinvesting such amounts in our business. If such proceeds are not sufficient to repurchase all of the notes, or if not all holders of notes accepted the offer, we would still be obligated to comply with the covenants under the indenture but we would be unable to apply such amounts to our business. See “Description of the Exchange Notes — Certain Covenants — Required Insurance.”

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their accreted value plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to obtain financing. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of the Exchange Notes — Repurchase of Notes upon a Change of Control.”

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and any guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes, the incurrence of any guarantees of the notes that were entered into upon issuance of the original notes and subsidiary guarantees that may be entered into thereafter under the terms of the indenture governing the notes and the granting of liens to secure the notes and the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes, any guarantee or any of the liens securing the notes and the guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes, incurred its guarantee or granted the liens with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the notes, incurring its guarantee or granting the liens and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or now or antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In addition, the court may avoid and set aside the liens securing the collateral. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

U.S. Holders will be required to pay United States federal income tax on accrual of original issue discount on the exchange notes.

Because the “stated redemption price at maturity” of the exchange notes exceeds their “issue price” by more than the statutory de minimis threshold, the exchange notes will be treated as being issued with original issue discount for U.S. federal income tax purposes. A U.S. Holder (as defined in “Material United States Federal Income Tax Consequences”) of a note will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

There is no current public market for the exchange notes and a market may not develop.

The exchange notes are a new issue of securities for which there is currently no public trading market. We cannot guarantee:

•	the liquidity of any market that may develop for the exchange notes;

•	your ability to sell the exchange notes; or

•	the price at which you might be able to sell the exchange notes.

Liquidity of any market for the exchange notes and future trading prices of the exchange notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The initial purchasers of the original notes have advised us that they currently intend to make a market in the exchange notes, but they are not obligated to do so and may cease any market-making at any time without notice. We do not intend to apply for listing of any of the exchange notes on any securities exchange or for inclusion of any of the exchange notes in any automated quotation system. As a result, it may be difficult for you to find a buyer for the exchange notes at the time you want to sell them and, even if you find a buyer, you might not receive the price you want.

Risks Relating to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold because there will be fewer original notes of such series outstanding.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it received in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.

Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedure.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we completed the sale of the original notes on April 28, 2009, we entered into a registration rights agreement with the initial purchasers of the original notes. Under the registration rights agreement, we agreed to use commercially reasonable efforts to (i) file a registration statement with the SEC relating to the exchange offer, (ii) cause the registration statement to become effective and (iii) consummate the exchange offer on or prior to the 456th calendar day following the issue date.

The registration rights agreement provides that we will be required to pay additional interest to the holders of the original notes if we fail to comply with such filing effectiveness and offer consummation requirements. See “— Registration Rights Agreement” below for more information on the additional interest we will owe if we do not complete the exchange offer within a specified timeline.

The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement has been filed as an exhibit to the registration statement in which this prospectus is included and is available from us upon request. See “Incorporation by Reference.”

Terms of the Exchange Offer

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on June 17, 2010. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

As of the date of this prospectus, $355.0 million in aggregate principal amount of the original notes is outstanding. The original notes were issued under an indenture dated April 28, 2009. This prospectus, together with the letter of transmittal, is first being sent on or about May 19, 2010 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. In the event of any such extension, we would delay acceptance for exchange of any original notes by giving oral or written notice of the extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Procedures for Tendering

Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to U.S. Bank Trust National Association, as the exchange agent, at the address listed below under the heading “— Exchange Agent;” or

•	if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “— Exchange Agent.”

In addition:

•	the exchange agent must receive, on or before the expiration date, certificates for the original notes, if any;

•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at The Depository Trust Company, or DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all original notes prior to the expiration date. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things:

•	the holder is not an affiliate of ours (as defined in Rule 405 under the Securities Act) or a broker-dealer tendering notes acquired directly from us for its own account;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

However, any purchaser of original notes who is our “affiliate” (within the meaning of the Securities Act) who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretation by the staff of the SEC set forth in the applicable no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes as soon as practicable after acceptance of the original notes. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under “— Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery;

(1) stating the name and address of the holder of original notes and the amount of original notes tendered;

(2) stating that the tender is being made; and

(3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•	in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the exchange offer;

•	a change in applicable law prohibits the consummation of such exchange offer; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and about which change or development we make a public announcement.

All conditions will be deemed satisfied or waived prior to the expiration date, unless we assert them prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may prior to the expiration date assert them regardless of the circumstances giving rise to any of these conditions, or we may prior to the expiration date waive them in whole or in part in our discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part. We are required to make commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement as soon as practicable.

Exchange Agent

We have appointed U.S. Bank Trust National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Delivery To:

U.S. Bank Trust National Association

By Hand, Registered or Certified Mail, or Overnight Courier:

U.S. Bank National Association
Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance

For Information Call:
(800) 934-6802

By Facsimile Transmission
(for eligible Institutions only):
Attn: Specialized Finance
(651) 495-8158

Confirm by Telephone:
(800) 934-6802

All other questions should be addressed to DigitalGlobe, Inc., 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, Attention: Investor Relations. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than to any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offer, including out-of-pocket expenses for the exchange agent, will be paid by us.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of original notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Original note holders that do not exchange original notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its original notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights Agreement

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement in which this prospectus is included and is available from us upon request. See “Incorporation by Reference.”

We agreed with the initial purchasers of the original notes, for the benefit of the holders, to file with the SEC a registration statement, or Exchange Offer Registration Statement, with respect to the exchange notes. Upon the effectiveness of this Exchange Offer Registration Statement, we will offer to the holders of the original notes pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their original notes for exchange notes.

If any changes in law or if applicable interpretations of the SEC staff do not permit us to effect the exchange offer, or if for any reason the exchange offer is required but not consummated within 456 calendar days after the issue date of the original notes or in certain other circumstances, we will, at our cost, use our commercially reasonable efforts to (i) as promptly as reasonably practicable, and in any event on or prior to the 30th calendar day after such filing obligation arises, but in no event earlier than the 456th calendar day after the issue date of the original notes file with the SEC a shelf registration statement (the “Shelf Registration Statement”) covering resales of the notes, (ii) cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th calendar day after such filing, and (iii) keep effective the Shelf Registration Statement until two years after the issue date of the original notes (or such shorter period that will terminate when either all the notes covered thereby have been sold pursuant thereto, when notes covered thereby become freely transferable without the need to be sold pursuant to the Shelf Registration Statement or in certain other circumstances).

USE OF PROCEEDS

We will not receive any cash proceeds from the market making in the notes undertaken by our affiliates.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges on a consolidated basis for each of the time periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

	March 31,		Year Ended December 31,
	2009	2010	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	2.1x	1.2x	1.9x	3.0x	1.4x	0.6x	(1.1	)x

SELECTED HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

The selected consolidated financial information set forth below for each of the years ended December 31, 2005, 2006, 2007, 2008 and 2009 has been derived from our audited consolidated financial statements. The selected consolidated statement of operations data for the three months ended March 31, 2009 and 2010 and the selected consolidated balance sheet data as of March 31, 2010 has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or for any future period. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Consolidated Statements of Operations Data

						Three Months Ended
	Year Ended December 31,					March 31,
	2005	2006	2007(1)	2008	2009	2009	2010
	(In millions, except per share data)

Revenue	$65.4	$106.8	$151.7	$275.2	$281.9	$67.2	$77.1
Income (loss) before income taxes	(28.7)	9.9	37.9	91.9	78.4	17.7	3.2
Net income (loss)	(28.7)	9.2	95.8	53.8	47.4	10.6	1.5
Earnings per share:
Basic	$(0.75)	$0.24	$2.21	$1.24	$1.07	$0.24	$0.03
Diluted	$(0.75)	$0.24	$2.18	$1.22	$1.06	$0.24	$0.03
Total assets	574.2	759.3	907.5	980.2	1,140.5	1,012.0	1,165.4
Long-term debt	200.0	230.0	230.0	274.6	343.5	276.5	344.1
Stockholders’ equity	124.7	234.9	344.6	402.3	479.5	415.5	487.3
Adjusted EBITDA(2)	$22.4	$55.1	$83.2	$174.8	$169.4	$40.5	$43.6

(1)	The 2007 results include the operations for GlobeXplorer LLC, or GlobeXplorer, subsequent to the acquisition that occurred in January 2007.

(2)	Adjusted EBITDA is defined as net income or loss adjusted for depreciation and amortization, net interest income or expense, income tax expense (benefit), loss on disposal of assets, restructuring, loss on early extinguishment of debt and non-cash stock compensation expense.

Reconciliation of net income to Adjusted EBITDA is presented below:

						Three Months Ended
						March 31,
	2005	2006	2007	2008	2009	2009	2010

Net income (loss)	$(28.7)	$9.2	$95.8	$53.8	$47.4	$10.6	$1.5
Depreciation and amortization	39.8	46.0	46.8	75.7	74.4	18.7	29.1
Interest (income) expense, net	(1.9)	(3.1)	(4.1)	3.0	(0.1)	—	9.9
Loss on disposal of assets	1.2	0.1	—	—	—	—	—
Restructuring	0.7	—	—	—	—	—	—
Loss on derivative instrument	—	—	—	—	1.8	1.8	—
Loss from early extinguishment of debt	11.0	—	—	—	7.7	—	—
Income tax expense (benefit)	—	0.7	(57.9)	38.1	31.0	7.1	1.7
Non-cash stock compensation expense	0.3	2.2	2.6	4.2	7.2	2.3	1.4

Adjusted EBITDA	$22.4	$55.1	$83.2	$174.8	$169.4	$40.5	$43.6

Adjusted EBITDA is not a recognized term under generally accepted accounting principles (GAAP) in the United States and may not be defined similarly by other companies. Adjusted EBITDA should not be considered an alternative to net income, as an indication of financial performance, or as an alternative to cash flow from operations as a measure of liquidity. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ours.

Adjusted EBITDA is a measure used in internal operating reports by management and the board of directors to evaluate the performance of our operations and is also used by analysts, investment banks and lenders for the same purpose. Adjusted EBITDA is a measure of our current period operating performance, excluding charges for capital, depreciation related to prior period capital expenditures and items which are generally non-cash or non-core in nature.

We believe that the elimination of certain non-cash or non-core items enables a more consistent measurement of period-to-period performance of our operations, as well as a comparison of our operating performance to companies in our industry. We believe this measure is particularly important in a capital intensive industry such as ours, in which our current period depreciation is not a good indication of our current or future period capital expenditures. The cost to construct and launch a satellite and build the related ground infrastructure may vary greatly from one satellite to another, depending on the satellite’s size, type and capabilities. For example, our QuickBird satellite, which we are currently depreciating, cost significantly less than our WorldView-1 or WorldView-2 satellites. Current depreciation expense is not indicative of the revenue generating potential of the satellite.

Adjusted EBITDA excludes interest (income) expense, net income tax expense (benefit) and loss on early extinguishment of debt because these items are associated with our capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which are not indicative of future capital expenditure requirements. Adjusted EBITDA excludes non-cash stock compensation expense and loss on derivative instrument, because these items are not related to our primary operations.

We use Adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance and we do not place undue reliance on this measure as our only measure of operating performance. Adjusted EBITDA should not be considered a substitute for other measures or financial performance reported in accordance with GAAP.

DESCRIPTION OF THE EXCHANGE NOTES

In this Description of the Exchange Notes, DigitalGlobe, Inc. and the “Issuer” refer only to DigitalGlobe, Inc., and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain Definitions.”

DigitalGlobe, Inc. will issue the exchange notes under an indenture among DigitalGlobe, Inc., the Guarantors and U.S. Bank National Association, a national banking association organized under the laws of the United States, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” You may also request a copy of the indenture from the Issuer at no cost by writing the Corporate Secretary at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, or calling (303) 684-4000.

Basic Terms of Notes

The exchange notes

•	are senior secured obligations of the Issuer;

•	are guaranteed by each Guarantor on a senior secured basis;

•	are secured by the Collateral referred to below;

•	are issued in an aggregate principal amount at maturity of $355,000,000, for gross proceeds;

•	mature on May 1, 2014;

•	bear interest commencing the date of issue at 10.5% per annum, payable semiannually on each May 1 and November 1, commencing November 1, 2009, to holders of record on the preceding April 15 or October 15, respectively;

•	bear interest on overdue principal, and pay interest on overdue interest, at 2.0% per annum higher than 10.5%.

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Each Note Guarantee

•	is a senior secured obligation of the relevant Guarantor;

•	is secured by the Collateral (if any) relating to such Guarantor.

Ranking

The payment of the principal of, premium, if any, and interest on the exchange notes and the payment of any Note Guarantee will rank:

•	effectively senior in right of payment to all unsecured and unsubordinated obligations of the Issuer or the relevant Guarantor, to the extent of the value of the Collateral owned by the Issuer or such Guarantor (and, to the extent of any unsecured remainder after payment of the value of the Collateral, rank equally in right of payment with such unsecured and unsubordinated Debt of the Issuer);

•	equally and ratably, with respect to the Collateral, with any future permitted secured obligations of the Issuer or the relevant Guarantor that constitute Shared Collateral Debt;

•	senior in right of payment to any subordinated debt of the Issuer or such Guarantor; and

•	effectively junior in right of payment to all existing and future indebtedness, claims of holders of Preferred Stock and other liabilities (including trade payables) of Subsidiaries of the Issuer that are not Guarantors.

As of March 31, 2010, the Issuer and the Guarantors had $344.1 million of indebtedness, all of it secured. Although the indenture contains limitations on the amount of additional Debt and secured Debt that the Issuer and its Restricted Subsidiaries may incur, the amount of additional Debt, including secured Debt, could be substantial. In addition, the exchange notes and the amounts able to be incurred under the New Credit Facilities are entitled to be secured by the Collateral on a ratable basis with the notes. See “— Limitation on Debt and Disqualified or Preferred Stock.”

Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Issuer, including holders of the exchange notes. The exchange notes and each Note Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. All of the Issuer’s current Subsidiaries are Guarantors. Although the indenture limits the incurrence of Debt and Disqualified or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt or Disqualified or Preferred Stock under the indenture. See “— Limitation on Debt and Disqualified or Preferred Stock.”

Additional Notes

Subject to the covenants described below, the Issuer may issue notes under the indenture having the same terms in all respects as the notes except that interest will accrue on the additional notes from their date of issuance. The notes and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes. Any additional notes that are part of the same series of the notes will be issued in a qualified reopening for U.S. federal income tax purposes.

Optional Redemption

Except as set forth in the next two paragraphs, the exchange notes are not redeemable at the option of the Issuer.

At any time and from time to time on or after May 1, 2012, the Issuer may redeem the exchange notes, in whole or in part, at a redemption price equal to the percentage of the principal amount at maturity of the exchange notes set forth below plus accrued and unpaid interest to, but not including, the redemption date.

12-Month Period Commencing	Percentage of
May 1, in Year	Principal Amount

2012	105.25%
2013 and thereafter	100.00%

At any time and from time to time prior to May 1, 2012, the Issuer may redeem exchange notes with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 110.5% of the principal amount at maturity of the exchange notes plus accrued and unpaid interest to, but not including, the redemption date, in an aggregate principal amount at maturity for all such redemptions not to exceed 35% of the aggregate principal amount at maturity of the notes (including additional notes), provided that

(1) in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and

(2) not less than $200,000,000 principal amount at maturity of the notes remains outstanding immediately thereafter.

If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $1,000 principal amount at maturity and multiples thereof. Upon surrender of any note redeemed in part, the holder will receive a new note in principal amount at maturity equal to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption or sinking fund payments for the exchange notes.

Guarantees

The obligations of the Issuer pursuant to the exchange notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on a secured basis, by all existing and future Domestic Restricted Subsidiaries of the Issuer (each, a “Note Guarantee”). If the Issuer or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary after the date of the indenture, such new Restricted Subsidiary must provide a Note Guarantee. Each of the Guarantors is 100% owned by the Issuer. The Note Guarantees are full and unconditional and joint and several. The financial condition, results of operations and cash flows of the Guarantors are insignificant.

Each Note Guarantee will be limited to the maximum amount that would not render the Guarantors obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the exchange notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors— Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and any guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.”

The Note Guarantee of a Guarantor will terminate upon

(1) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the indenture,

(2) the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary, or

(3) defeasance or discharge of the notes, as provided in “— Defeasance and Discharge.”

Collateral Arrangements

Generally

The exchange notes and the Note Guarantees will be secured by a lien on certain assets of the Issuer and the Guarantors, equally and ratably with any other Shared Collateral Debt that may be incurred from time to time on or after the Issue Date, pursuant to certain security, pledge and collateral trust agreements (collectively, as in effect from time to time, the “Security Documents”) between the Issuer and certain of its Restricted Subsidiaries and U.S. Bank National Association, as collateral agent.

The liens granted under the Security Documents will constitute first-priority liens, subject to certain exceptions and the permitted liens described therein (including any priority afforded by law to those other liens) and to the equal and ratable participation by other Shared Collateral Debt, on substantially all of the assets of the Issuer and Guarantors (the “Collateral”), whether now owned or hereafter acquired, including without limitation the following:

•	the Satellites,

•	substantially all equipment, including ground segment equipment of the relevant grantor, and related real property,

•	inventory, accounts receivable and other contract rights, including rights under purchase agreements and licensing and distribution agreements,

•	casualty and other insurance policies, including without limitation with respect to the Satellites,

•	Capital Stock (provided that (i) in the case of Capital Stock of any Subsidiary, only to the extent that the value thereof is less than 20% of the Accreted Value of the notes plus the principal amount at maturity of any other Shared Collateral Debt permitted to be taken into consideration in determining whether separate financial information with respect to the issuer thereof would be required to be filed pursuant to Rule 3-16 of Regulation S-X and (ii) in the case of Capital Stock of a corporate Subsidiary not formed under the laws of the United States of America, any state thereof or the District of Columbia, only to the extent that such Capital Stock represents less than 66% of the total combined voting power of all classes of such Subsidiary’s stock entitled to vote) and other investments and investment property owned by the Issuer or such Guarantor,

•	all intellectual property rights, including know-how, trade secrets, software, patents, trademarks and copyrights, and licenses and other rights related thereto, and

•	all proceeds of any of the foregoing.

The Collateral will exclude certain items of property, including without limitation items as to which a security interest cannot be granted without violating contract rights or applicable law, cash, cash equivalents and related deposit or other accounts pledged to secure DAP debt or other Permitted Liens described in clauses (4), (13), (14), (21), (22), (26) and (31) of Permitted Liens, leasehold interests in real property, vehicles and other assets subject to certificates of title (but not including proprietary technology or satellite assets), certain licenses in which a security interest cannot be created without breach of such license or applicable law, and certain other items agreed by the parties and as more fully set forth in the Security Agreements. Neither the Issuer nor the Guarantors shall be required to enter into any deposit account control agreements, securities account control agreements or similar agreements with respect to any deposit or securities accounts. No appraisals of any of the Collateral have been prepared by or on behalf of the Issuer in connection with the issuance of the exchange notes. The value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the particular assets and availability of competing assets, general economic conditions, and the ability to realize on the Collateral as part of a going concern and in an orderly fashion to available and willing buyers and not under distressed circumstances. By its nature, large portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation.

To the extent that third parties establish Liens on the Collateral, such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Trustee or the holders of the exchange notes to realize or foreclose on the Collateral. The Issuer may also issue additional notes as described below or incur additional Shared Collateral Debt, which would be secured by the Collateral, the effect of which will be to increase the amount of Debt secured equally and ratably by the Collateral.

In addition, the fact that the Collateral must be shared with holders of other Shared Collateral Debt, that the Collateral excludes certain property, and that certain creditors secured by Permitted Liens may be entitled to a prior claim on certain Collateral, there is no assurance that, in a foreclosure or other exercise of remedies after an Event of Default will result in proceeds of Collateral that are sufficient to repay the exchange notes, or that the amount of such proceeds so available would not be substantially less than amounts owing under the exchange notes. Moreover, the ability of the holders to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— Certain Bankruptcy Limitations.” If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the exchange notes, the Holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors.

Collateral Agent

U.S. Bank National Association has been appointed to serve as the collateral agent for the benefit of the holders of the exchange notes and the other Shared Collateral Debt. The collateral agent (directly or through co-agents or sub-agents) will hold, and will be entitled to enforce, all liens on the Collateral on behalf of the holders of the exchange notes and the other Shared Collateral Debt.

Enforcement of Liens

The noteholders will vote with holders of other Shared Collateral Debt as a single class for purposes of enforcing rights and directing remedies under the Security Documents with respect to the Collateral, with such rights and remedies generally directed by the holders of a majority of the outstanding principal amount (or, in the case of unterminated revolving facilities, the full commitment, whether used or unused) of Shared Collateral Debt. The outstanding principal amount of the exchange notes for this purpose will be the Accreted Value of the exchange notes at such time.

The ability of the collateral agent to foreclose on or otherwise enforce rights and exercise remedies with respect to certain of the Collateral will be subject to compliance with applicable laws and governmental regulations as well as, in certain cases, the prior approval of governmental authorities, including NOAA and the FCC.

Disposition of Collateral and Release of Liens

The Issuer and Guarantors will be permitted to sell or dispose of Collateral, subject to certain limitations and excluding in any event the Satellites (other than through a deemed disposal through an Event of Loss). The indenture will require the Issuer to comply with Section 313(b) of the Trust Indenture Act (the “TIA”) relating to reports, and Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the exchange notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the Issuer’s business without requiring the Issuer to provide certificates and other documents under Section 314(d) of the TIA.

Upon any sale or disposition of Collateral in compliance with the indenture and the Security Documents, the liens in favor of the collateral agent on such Collateral shall automatically terminate and be released and the collateral agent will execute and deliver such documents and instruments as the Issuer and the Guarantors may request to evidence such termination and release without the consent of the noteholders.

In addition, the Liens granted under the Security Documents may generally be released by the collateral agent pursuant to directions from the holders of a majority of outstanding principal amount (or, in the case of unterminated revolving facilities, the full commitment, whether used or unused) of the Shared Collateral Debt, unless such release involves all or substantially all of the Collateral, in which case such release will require the consent of all of the holders of the exchange notes.

Details of the terms of sales or other dispositions of Collateral are set forth more fully under “Certain Covenants — Limitations on Asset Sales.”

Certain Covenants

The indenture contains covenants including, among others, the following:

Limitation on Debt and Disqualified or Preferred Stock

(a) The Issuer

(1) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

(2) will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by the Issuer or a Wholly-Owned Restricted Subsidiary, so long as it is so held);

provided that the Issuer or any Guarantor may Incur Debt if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Leverage Ratio is not greater than 4.5 to 1.0.

(b) Notwithstanding the foregoing, the Issuer and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1) Debt of the Issuer or a Guarantor pursuant to the New Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $50,000,000, less any amount of such Debt permanently repaid or commitments thereof permanently reduced as provided under an asset sale mandatory prepayment or offer or commitment reduction provision, and Guarantees of such Debt by any Guarantor or the Issuer;

(2) Debt of the Issuer or any Guarantor to the Issuer or any Restricted Subsidiary so long as such Debt continues to be owed to the Issuer or a Guarantor, provided that if the obligor is the Issuer or a Guarantor, such Debt is subordinated in right of payment to the exchange notes;

(3) Debt of the Issuer pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guarantee (including a Note Guarantee with respect to additional notes otherwise Incurred in accordance with the terms of the indenture);

(4) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A) in case the Debt to be refinanced is subordinated in right of payment to the exchange notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the exchange notes at least to the extent that the Debt to be refinanced is subordinated to the exchange notes,

(B) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

(C) in no event may Debt of the Issuer or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and

(D) Debt Incurred pursuant to clauses (1), (2), (5), (6), (10), (11), (12) and (13) may not be refinanced pursuant to this clause, and Debt Incurred pursuant to clause (9) may be refinanced pursuant to this clause only to the extent provided therein;

(5) Hedging Agreements of the Issuer or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business of the Issuer and its Restricted Subsidiaries and not for speculation;

(6) Debt of the Issuer or any Restricted Subsidiary with respect to letters of credit, performance bonds and bankers’ acceptances or similar instruments issued in the ordinary course of business and not otherwise supporting Debt, including letters of credit supporting performance, surety or appeal bonds, regulatory authorizations and licenses or indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any business or assets;

(7) Acquired Debt, provided that after giving effect to the Incurrence thereof, the Issuer could Incur at least $1.00 of Leverage Ratio Debt;

(8) Debt of the Issuer or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (4)(D), not otherwise constituting Permitted Debt);

(9) Debt of the Issuer or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date no later than 180 days after the date of purchase or completion of construction or improvement of property for the purpose of financing all or any part of the purchase price or cost of construction or improvement, provided that the sum of the aggregate outstanding amount of Debt Incurred pursuant to this clause plus the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt originally Incurred pursuant to this clause shall at no time exceed $30,000,000;

(10) up to $2,000,000 aggregate principal amount of Debt of the Issuer issued in connection with the purchase, redemption, acquisition or other retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former directors, officers or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which the Equity Interests were issued, provided that payments in respect of such Debt are treated when made as Restricted Payments;

(11) Debt of the Issuer or any Guarantor consisting of Guarantees of Debt of the Issuer or any Guarantor Incurred under any other clause of this covenant;

(12) DAP Debt; and

(13) Debt of the Issuer or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed $20,000,000; provided that, in the case of any Restricted Subsidiary that is not a Guarantor, the aggregate principal amount of such Debt at any time outstanding shall not exceed $5,000,000.

For purposes of determining compliance with this “Limitation on Debt and Disqualified or Preferred Stock” covenant, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (2) through (13) above, or is entitled to be incurred pursuant to clause (a) of this covenant, the Issuer will be permitted, in its sole discretion, to classify such item of Debt on the date of its incurrence, or later reclassify all or a portion of such item of Debt, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms, the reclassification of preferred stock as Debt due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Debt or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitation on Restricted Payments

(a) the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Issuer’s Qualified Equity Interests) held by Persons other than the Issuer or any of its Wholly Owned Restricted Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or any of its Wholly Owned Restricted Subsidiaries;

•	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or

•	make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) no Default has occurred and is continuing,

(2) the Issuer could Incur at least $1.00 of Leverage Ratio Debt, and

(3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

(A) (x) 100% of the aggregate amount of EBITDA (or, if EBITDA is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, less (y) 140% of cumulative Fixed Charges for such period, beginning the quarter ended after the second anniversary of the Issue Date and ending on the last day of the Issuer’s most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to the indenture, plus

(B) subject to paragraph (c), the aggregate net cash proceeds received by the Issuer (other than from a Subsidiary) after the Issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Issuer, plus

(C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Issuer and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

(D) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the Fair Market Value of the relevant non-cash assets.

(b) The foregoing will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

(2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Issuer, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Issuer;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Issuer;

(5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Issuer in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Issuer;

(6) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Issuer;

(7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $2,000,000 (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods subject to a maximum of $5,000,000 in any calendar year);

(8) the payment of cash dividends (i) on any Preferred Stock of the Issuer issued after the Issue Date or (ii) (without duplication) on any Disqualified Stock of the Issuer or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary Incurred after the Issue Date in compliance with “— Limitation on Debt and Disqualified or Preferred Stock”;

(9) subsequent to the second anniversary of the Issue Date, following an initial public offering of Common Stock of the Issuer, payment of cash dividends on any Common Stock of the Issuer not to exceed, on a per annum basis, 6% of the net cash proceeds received by the Issuer from such initial public offering;

(10) Restricted Payments made in connection with and substantially simultaneously with the consummation of the Transactions;

(11) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(12) the purchase by the Issuer of fractional shares arising out of stock dividends, splits or combinations or business combinations; and

(13) other Restricted Payments not to exceed $10,000,000 in the aggregate.

provided that, in the case of clauses (8) and (9) no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clause (2), (3), (4), (5), (6), (8), (10), (11), (12) and (13) will not be included in making the calculations under clause (3) of paragraph (a).

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any Collateral, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.

Limitation on Sale and Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless

(1) the Issuer or the Restricted Subsidiary would be entitled to

(A) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to “— Limitation on Debt and Disqualified or Preferred Stock”, and

(B) create a Lien on such property or asset securing such Attributable Debt without equally and ratably securing the exchange notes pursuant to “— Limitation on Liens”,

in which case, the corresponding Debt and Lien will be deemed incurred pursuant to those provisions, and

(2) the Issuer complies with “— Limitation on Asset Sales” in respect of such transaction.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) Except as provided in paragraph (b), the Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Issuer or any other Restricted Subsidiary,

(2) pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary,

(3) make loans or advances to the Issuer or any other Restricted Subsidiary, or

(4) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

(b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions

(1) (i) existing on the Issue Date in the indenture or any other agreements in effect on the Issue Date; or (ii) imposed pursuant to an indenture, credit facility or similar agreement governing Shared Collateral Debt;

(2) existing

(A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Issuer or any Restricted Subsidiary, or

(B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions are not applicable to any other Person or the property or assets of any other Person;

(3) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Issuer or any Restricted Subsidiary;

(4) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by “— Limitation on Asset Sales”;

(5) required pursuant to the indenture, the notes or the Note Guarantees or the Security Agreements;

(6) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(7) customary provisions in joint venture agreements and other similar agreements, relating solely to the relevant joint venture or other similar arrangement;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(10) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens; or

(11) any encumbrances or restrictions imposed by any extensions, renewals, replacements, amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (10); provided that such extensions, renewals, replacements, amendments or refinancings are not more restrictive, with respect to encumbrances or restrictions set forth in clause (a) above, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing (as determined by the Issuer in good faith).

Guarantees by Restricted Subsidiaries

If the Issuer or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary after the date of the indenture, the new Domestic Restricted Subsidiary must provide a Note Guarantee within 30 days after the date on which it is acquired or created.

Repurchase of Exchange Notes upon a Change of Control

Not later than 30 days following a Change of Control, the Issuer will make an Offer to Purchase all outstanding exchange notes at a purchase price equal to 101% of the Accreted Value thereof plus accrued interest to, but not including, the date of purchase.

An “Offer to Purchase” must be made by written offer, which will specify the Accreted Value of exchange notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of the Issuer and its Subsidiaries which the Issuer in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender exchange notes pursuant to the offer.

A holder may tender all or any portion of its exchange notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount at maturity. Holders are entitled to withdraw exchange notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on exchange notes purchased will cease to accrue on, but not including, and after the purchase date.

The Issuer will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

Finally, the Issuer’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the exchange notes. See “Risk Factors — We May Be Unable to Purchase Your Notes Upon A Change of Control.”

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control”, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the exchange notes to require that the Issuer purchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Issuer and purchases all notes properly tendered and not withdrawn under the Offer to Purchase, or (2) notice of redemption has been given pursuant to the indenture as described under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. An Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Offer to Purchase.

The provisions under the indenture relating to the Issuer’s obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or amended as described in “— Amendments and Waivers.”

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(a) In the case of an Asset Sale of Collateral:

(1) The Asset Sale is for Fair Market Value.

(2) At least 75% of the consideration consists of cash received at closing; provided that all consideration received, whether cash or non-cash, is pledged as Collateral under the Security Documents substantially simultaneously with such an Asset Sale, in accordance with and as required by the requirements set forth in the indenture. (For purposes of this clause (a)(2), (i) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Issuer or a Restricted Subsidiary pursuant to a customary novation agreement, (ii) instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Issuer to cash, to the extent of the cash actually so received, and (iii) any stock or assets of the kind referred to in clause (a)(4) of this covenant shall, in each case, be considered cash received at closing).

(3) The Asset Sale satisfies the requirements described under “Collateral Arrangements — Disposition of Collateral and Release of Liens.”

(4) Within 360 days after the receipt of any Net Cash Proceeds from the Asset Sale, the Net Cash Proceeds may be used to

(i) permanently repay any Shared Collateral Debt of the Issuer or a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount) that is required by its terms to be repaid with the Net Cash Proceeds from any Asset Sale of Collateral, in each case owing to a Person other than the Issuer or any Restricted Subsidiary; provided that a portion of such Net Cash Proceeds equal to

(x) the Net Cash Proceeds of the Asset Sale, multiplied by

(y) a fraction (I) the numerator of which is equal to the outstanding Accreted Value of the notes and (II) the denominator of which is equal to the sum of the outstanding Accreted Value of the notes and the aggregate outstanding principal amount of all other Shared Collateral Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) required by its terms to be repaid with the Net Cash Proceeds from the Asset Sale, will be applied (A) in accordance with clause (a)(4)(ii) below or (B) to make an Offer to Purchase notes in accordance with clause (a)(5) below, or

(ii) acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business, or to enter into a binding commitment for the construction or improvement of any such assets with a good faith expectation that such Net Cash Proceeds will be applied within 360 days thereafter to satisfy such commitment; provided that the assets (including any Capital Stock) acquired with the Net Cash Proceeds thereof are pledged upon acquisition thereof as Collateral under the Security Documents, in accordance with and as required by the requirements set forth in the indenture and the Security Documents and held by the Issuer pending application otherwise in accordance with this covenant.

(5) The Net Cash Proceeds of the Asset Sale that are not applied pursuant to clause (a)(4) within 360 days of the Asset Sale shall constitute “Excess Proceeds.” Excess Proceeds of less than $30,000,000 will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $30,000,000, the Issuer must, within 30 days, make an Offer to Purchase notes having an Accreted Value equal to:

(i) accumulated Excess Proceeds, multiplied by

(ii) a fraction (x) the numerator of which is equal to the outstanding Accreted Value of the notes and (y) the denominator of which is equal to the sum of the outstanding Accreted Value of the notes and the aggregate outstanding principal amount of all other Shared Collateral Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) that is similarly required to be repaid, redeemed or tendered for in connection with such Asset Sale and which has not been repaid, redeemed or tendered for in accordance with clause (a)(4)(i) above;

rounded down to the nearest $1,000.

(6) Any Net Cash Proceeds from Asset Sales that have not otherwise been applied pursuant to clause (a)(4) or (a)(5) above in excess of $10,000,000 in the aggregate shall be deposited with the Collateral Agent and held in a collateral account as Collateral pending application pursuant to clause (a)(4) or (a)(5) above, and, in the case of clause (a)(5), released to the Issuer or the relevant Guarantor if remaining after consummation of the Offer to Purchase.

(b) In the case of an Asset Sale of assets that do not constitute Collateral:

(1) The Asset Sale is for Fair Market Value.

(2) At least 75% of the consideration consists of cash received at closing. (For purposes of this clause (b)(2), (i) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Issuer or a Restricted Subsidiary pursuant to a customary novation agreement, (ii) instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Issuer to cash, to the extent of the cash actually so received, and (iii) any stock or assets of the kind referred to clause (b)(3)(ii) of this covenant shall, in each case, be considered cash received at closing.)

(3) Within 360 days after the receipt of the Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

(i) to permanently repay Senior Debt of the Issuer or a Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Issuer or any Restricted Subsidiary, or

(ii) to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business; provided that, in the case of this clause (b)(3)(ii), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment.

(4) The Net Cash Proceeds of the Asset Sale not applied pursuant to clause (b)(3) within 360 days of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $30,000,000 will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $30,000,000, the Issuer must, within 30 days, make an Offer to Purchase notes having an Accreted Value equal to:

(i) accumulated Excess Proceeds, multiplied by

(ii) a fraction (x) the numerator of which is equal to the outstanding Accreted Value of the notes and (y) the denominator of which is equal to the sum of the outstanding Accreted Value of the notes and the aggregate outstanding principal amount of all other Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) that is similarly required to be repaid, redeemed or tendered for in connection with such Asset Sale;

rounded down to the nearest $1,000.

(c) Notwithstanding anything else set forth in this section, neither the Issuer nor any Restricted Subsidiary shall dispose of any Satellite, other than (i) a deemed disposal through an Event of Loss or (ii) in connection with a transaction that is permitted under “Consolidation, Merger or Sale of Assets.”

(d) In connection with any Offer to Purchase notes under this section, the purchase price for the notes will be 100% of the Accreted Value thereof plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate Accreted Value in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Issuer will purchase notes having an aggregate Accreted Value equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 Accreted Value will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

Limitation on Transactions with Affiliates

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Issuer or any Restricted Subsidiary (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to the Issuer or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer.

(b) Any Related Party Transaction or series of Related Party Transactions must first be approved by (i) a responsible officer of the Issuer, if their aggregate value is equal to or less than $5,000,000 or (ii) a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the Trustee, if their aggregate value is in excess of $5,000,000 but less than $30,000,000. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value equal to or in excess of $30,000,000, the Issuer must obtain and deliver to the Trustee a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Issuer and its Restricted Subsidiaries from a financial point of view.

(c) The foregoing paragraphs do not apply to

(1) any transaction between the Issuer and any Guarantor or between Guarantors of the Issuer;

(2) the payment of reasonable and customary regular fees to directors of the Issuer who are not employees of the Issuer;

(3) any Restricted Payments of a type described in one of the first two bullet points in paragraph (a) under “— Limitation on Restricted Payments” if permitted by that covenant or any Permitted Investment;

(4) transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the board of directors of the Issuer;

(5) transactions pursuant to any contract or agreement in effect on the date of the indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Issuer and its Restricted Subsidiaries than those in effect on the date of the indenture;

(6) the consummation of other transactions contemplated by the Transaction, including the repayment of existing Debt and the payment of fees in connection therewith;

(7) the payment of the fees to Morgan Stanley & Co. Incorporated and its affiliates for financial, consulting, underwriting or other services not exceeding the then usual and customary fees of Morgan Stanley & Co. Incorporated and its affiliates for similar services; and

(8) (a) transactions with customers, clients, suppliers, or purchasers or sellers of goods and services, in each case in the ordinary course of business, including in connection with the construction, launch or operation of a Satellite, and otherwise not prohibited by the indenture that are fair to the Issuer and its Restricted Subsidiaries (as determined by the Issuer in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Issuer in good faith) and (b) transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Issuer or a Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Issuer or Subsidiary participating in such joint ventures than they are to other joint venture partners.

Maintenance of Satellite Insurance; Events of Loss

Required Insurance

(a) From the Issue Date, and at all times thereafter until the first anniversary of the launch of WorldView-2, the Issuer will (and will cause its Restricted Subsidiaries to) maintain and keep in full force and effect:

(i) with respect to WorldView-2, launch insurance covering the launch of WorldView-2 and one year thereafter, for total coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least $275.0 million; provided that if the Board of Directors determines in good faith that, after use by the Issuer of reasonable commercial efforts, insurance in an amount at least equal to $275.0 million is not available at commercially reasonable cost and terms due to a departure of any member of the insurance syndicate for any reason and the Issuer cannot replace such syndicate member after using commercially reasonable means, then the Issuer shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available on commercially reasonable terms. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the proviso in the immediately preceding sentence, the Issuer shall use reasonable commercial efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available on commercially reasonable terms, and, if so, shall obtain such higher amount, subject in any event to the first sentence of this clause (a)(i); and

(ii) with respect to WorldView-1, In-Orbit Insurance for total coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least $250.0 million; provided that if the Board of Directors determines in good faith that, after use by the Issuer of reasonable commercial efforts, insurance in an amount at least equal to $250.0 million is not available at commercially reasonable cost and terms, then the Issuer shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available on commercially reasonable terms. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the proviso in the immediately preceding sentence, the Issuer shall use reasonable commercial efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available on commercially reasonable terms, and, if so, shall obtain such higher amount, subject in any event to the first sentence of this clause (a)(ii); and

(b) After the first anniversary of the launch of WorldView-2 the Issuer will (and will cause its Restricted Subsidiaries to) obtain, and at all times thereafter will maintain and keep in full force and effect, In-Orbit Insurance for total coverage of all of the Issuer’s Satellites, calculated after giving effect to the payment of any deductibles, in an amount equal to at least the lesser of (x) 110% of the Issuer’s Insurance Test Net Debt outstanding as of the last day of the immediately preceding fiscal quarter and (y) the total combined net book value of all Satellites in orbit as of such date; provided that if the Board of Directors determines in good faith that, after use by the Issuer of reasonable commercial efforts, insurance in the amount at least equal to the lesser of (x) and (y) above is not available at commercially reasonable cost and terms, then the Issuer shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available on commercially reasonable terms. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the proviso in the immediately preceding sentence, the Issuer shall use reasonable commercial efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available on commercially reasonable terms, and, if so, shall obtain such higher amount, subject in any event to the lesser of (x) and (y) in the preceding sentence.

The insurance required by this covenant shall name the Trustee on behalf of the holders of the exchange notes as additional named insured and loss payee.

No later than the date on which the Issuer or any Restricted Subsidiary is required to obtain insurance pursuant to this covenant, the Issuer will deliver to the Trustee an insurance certificate certifying the amount of insurance then carried and in full force and effect, and an Officers’ Certificate stating that such insurance, together with any other insurance maintained by the Issuer and the applicable Restricted Subsidiary, complies with the requirements of the indenture. In addition, the Issuer will cause to be delivered to the Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the Trustee on behalf of the holders of the exchange notes to receive (i) notice, when delivered by or on behalf of the Issuer or any of its Subsidiaries, (ii) when delivered by or on behalf of any insurance carrier or broker, any claim under any such insurance policy and any notice received from the relevant insurance carrier (including notices of disputed coverage and proposed cancelation of any policy or portion thereof) and (iii) at least 30 days’ notice from the provider of such insurance prior to the cancellation of any such insurance an Officers’ Certificate that complies with the first sentence of this paragraph. The Issuer will also deliver to the Trustee no less than once each fiscal quarter an Officers’ Certificate in accordance with the requirements of the indenture certifying as to the Issuer’s compliance with this covenant.

In the event that the Issuer or its Restricted Subsidiaries receive proceeds from any insurance covering a Satellite (the event resulting in the payment of such proceeds, an “Event of Loss”), all Event of Loss Proceeds in respect of such Event of Loss shall be applied in the manner provided for in the covenant described under “— Events of Loss.”

Events of Loss

(a) Prior to First Anniversary of WorldView-2 Launch.  Within 30 days after the receipt of any Event of Loss Proceeds in excess of $15,000,000 received as a result of an Event of Loss relating to Satellites and occurring not later than the first anniversary of the launch of WorldView-2 (including prior to its launch), the Issuer will be required to make an Offer to Purchase notes having an Accreted Value equal to

(i) the Event of Loss Proceeds, multiplied by

(ii) a fraction (x) the numerator of which is equal to the outstanding Accreted Value of the notes and (y) the denominator of which is equal to the outstanding Accreted Value of the notes and the aggregate outstanding principal amount of all other Shared Collateral Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) required to be the subject of any such Offer to Purchase, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the Accreted Value thereof plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate Accreted Value in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Issuer will purchase notes having an aggregate Accreted Value equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 Accreted Value will be purchased.

Any Event of Loss Proceeds remaining after completion of such Offer to Purchase shall be used to acquire, directly or through the Capital Stock of a Person that becomes a Restricted Subsidiary and Guarantor, one or more Satellites and/or other long-term assets in a Permitted Business, provided that such Satellites and/or substantially all other such long-term assets are pledged upon acquisition thereof as Collateral (collectively, “Substitute Collateral”)

under the Security Documents on terms no less favorable in the aggregate than the terms on which the Collateral is pledged on the Issue Date, in accordance with the requirements set forth in the indenture. Pending the final application of any Event of Loss Proceeds remaining after completion of such Offer to Purchase, the Issuer or the Restricted Subsidiary may invest the Event of Loss Proceeds in any manner that is not prohibited by the indenture.

(b) After First Anniversary of WorldView-2 Launch. Within 360 days after the receipt of any Event of Loss Proceeds in excess of $15,000,000 received as a result of an Event of Loss occurring after the first anniversary of the launch of WorldView-2, such Event of Loss Proceeds may be used to:

(1) acquire Substitute Collateral, or enter into a binding commitment to acquire (including through one or more construction contracts) one or more Satellites that will be Substitute Collateral, provided that a binding commitment shall be treated as a permitted application of the Event of Loss Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Event of Loss Proceeds will be applied to satisfy such commitment; and/or

(2) to the extent of any Event of Loss Proceeds not applied pursuant to clause (1), make an Offer to Purchase exchange notes with all of such remaining Event of Loss Proceeds in accordance with the first paragraph of “— Prior to First Anniversary of WorldView-2 Launch” above.

Upon completion of the Offer to Purchase, Event of Loss Proceeds will be reset at zero, and any Event of Loss Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

General Provisions for Offer to Purchase after Event of Loss

In conducting any Offer to Purchase with Event of Loss Proceeds, the Issuer will be required to mail within 60 days of the date on which the Issuer becomes obligated to make an Offer to Purchase, a notice to each holder describing the transaction or transactions resulting in such Event of Loss Proceeds and offering to repurchase the exchange notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of exchange notes pursuant to an Event of Loss. To the extent that the provisions of any securities laws or regulations conflict with the Event of Loss provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Event of Loss provisions of the indenture by virtue of such conflict.

Pending application of any Event of Loss Proceeds, such Event of Loss Proceeds will be deposited with the Collateral Agent or the trustee, as the case may be, and held as Collateral (subject to release upon such application in accordance with the terms of the indenture) in a collateral account maintained by the Collateral Agent on terms and pursuant to documentation reasonably satisfactory to the Collateral Agent, which documents shall be Security Documents for all purposes.

Line of Business

The Issuer will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business, except to an extent that so doing would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

(a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

(1) Such Subsidiary does not own any Capital Stock of the Issuer or any Restricted Subsidiary.

(2) The Issuer would be permitted to make an investment at the time of the designation in an amount equal to the aggregate Fair Market Value of all investments of the Issuer or its Restricted Subsidiaries in such Subsidiary.

(3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Issuer or any Restricted Subsidiary is permitted under “— Limitation on Debt and Disqualified or Preferred Stock” and “— Limitation on Restricted Payments.”

(4) Except as permitted by the covenant described above under the caption “— Limitation on Transactions with Affiliates,” the Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are not less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer.

(5) Neither the Issuer nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “— Limitation on Debt and Disqualified or Preferred Stock” and “— Limitation on Restricted Payments.”

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

(b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

(2) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(1) all existing Investments of the Issuer and the Restricted Subsidiaries therein (valued at the Issuer’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(2) all existing Capital Stock or Debt of the Issuer or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Issuer or a Restricted Subsidiary held by it will be deemed incurred at that time;

(3) all existing transactions between it and the Issuer or any Restricted Subsidiary will be deemed entered into at that time;

(4) it is released at that time from its Note Guarantee, if any; and

(5) it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(1) all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of “— Limitation on Debt and Disqualified or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on Asset Sales;

(2) Investments therein previously charged under “— Limitation on Restricted Payments” will be credited thereunder;

(3) it may be required to issue a Note Guarantee pursuant to “— Guarantees by Restricted Subsidiaries”; and

(4) it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

(e) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

Financial Reports

(a) Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer must provide the trustee within the time periods specified in those sections for a registrant that is not an accelerated filer or a large accelerated filer with

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Issuer’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to holders of exchange notes or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole, provided, further, that to the extent the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act:

(a) Sarbanes-Oxley.  No certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in the terms herein shall otherwise require the Issuer to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);

(b) Financial Statements of Acquired Entities.  The financial statements required of acquired businesses will be limited to the financial statements (in whatever form) that the Issuer receives in connection with the acquisition, and whether or not audited;

(c) Financial Statements of Unconsolidated Entities.  No financial statements of unconsolidated entities will be required;

(d) Supplemental Schedules.  The schedules identified in Section 5-04 of Regulation S-X under the Securities Act will not be required;

(e) Item 402 of Regulation S-K.  The Issuer may limit the information disclosed in such reports in respect of Item 402 of Regulation S-K under the Securities Act to the information identified in Item 402 that is included in this prospectus (which disclosure regarding such types of information shall be presented in a manner consistent in all material respects with the disclosure contained in this prospectus);

(f) Non-GAAP Financial Measures.  Compliance with the requirements of Item 10(e) of Regulation S-K and Regulation G will not be required; and

(g) Exhibits.  No exhibits pursuant to Item 601 of Regulation S-K under the Securities Act (other than in respect of material agreements governing Indebtedness) will be required.

In addition, whether or not required by the Commission, the Issuer will, after the effectiveness of an Exchange Offer Registration Statement or Shelf Registration Statement, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations for a registrant that is not an accelerated filer or a large accelerated filer. In addition, the Issuer will make the information and reports available to securities analysts and prospective investors upon request. If the Issuer had any Unrestricted Subsidiaries during the relevant period, the Issuer will also provide to the trustees and the Noteholders information sufficient to ascertain the financial condition and results of operations of the Issuer and its Restricted Subsidiaries, accounting for the Unrestricted Subsidiaries under the equity method of accounting.

(b) For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, the Issuer will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Reports to Trustee

The Issuer will deliver to the trustee

(1) within 120 days after the end of each fiscal year a certificate stating that the Issuer has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status; and

(2) as soon as possible and in any event within 30 days after the Issuer becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Issuer proposes to take with respect thereto.

Covenant Suspension

If at any time after the Issue Date: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Event of Default has occurred and is continuing under the indenture at such time (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event,” the date on which a Covenant Suspension Event occurs being referred to as the “Suspension Date”), then until the end of the Covenant Suspension Period (as defined below) the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

(1) ‘‘— Limitation on Debt and Disqualified or Preferred Stock”;

(2) ‘‘— Limitation on Restricted Payments”;

(3) ‘‘— Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) ‘‘— Limitation on Asset Sales”;

(5) ‘‘— Limitation on Transactions with Affiliates”;

(6) clause (3) of the first paragraph of “Consolidation, Merger or Sale of Assets”; and

(7) ‘‘— Maintenance of Satellite Insurance; Events of Loss”

collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Debt Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to paragraph (a) of “— Limitation on Debt and Disqualified or Preferred Stock” below or one of the clauses set forth in the paragraph (b) of “— Limitation on Debt and Disqualified or Preferred Stock” below(to the extent such Debt or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Debt Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “— Limitation on Debt and Disqualified or Preferred Stock,” such Debt or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (8) of paragraph (b) of “— Limitation on Debt and Disqualified or Preferred

Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of “— Limitation on Restricted Payments” and the items specified in subclause (3)(A) through (3)(D) of paragraph (a) of “— Limitation on Restricted Payments” will increase the amount available to be made under paragraph (a) thereof. As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period. For purposes of determining compliance with the covenant described under “— Limitation on Asset Sales,” on the Reversion Date, the Net Cash Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

Consolidation, Merger or Sale of Assets

The indenture further provides as follows regarding consolidation, merger or sale of all or substantially all of the assets of the Issuer or a Guarantor:

Consolidation, Merger or Sale of Assets by the Issuer; No Lease of All or Substantially All Assets. (a) The Issuer will not

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

•	permit any Person to merge with or into the Issuer

unless

(1) either (x) the Issuer is the continuing Person or (y) the resulting, surviving or transferee Person is a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of the Issuer under the indenture and the exchange notes and the registration rights agreement;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing (including, without limitation, with respect to Collateral);

(3) immediately after giving effect to the transaction on a pro forma basis, either (x) the Issuer or the resulting surviving or transferee Person could Incur at least $1.00 of Leverage Ratio Debt or (y) the Leverage Ratio of the Issuer or the resulting surviving or transferee Person is not worse than the Leverage Ratio of the Issuer without giving effect to the transaction; and

(4) the Issuer delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) and (3) do not apply (i) to the consolidation or merger of the Issuer with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into the Issuer or (ii) if, in the good faith determination of the Board of Directors of the Issuer, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Issuer.

(b) The Issuer shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) Upon the consummation of any transaction effected in accordance with these provisions, if the Issuer is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the exchange notes with the same effect as if such successor Person had been named as the Issuer in the indenture. Upon such substitution, unless the successor is one or more of the Issuer’s Subsidiaries, the Issuer will be released from its obligations under the indenture and the exchange notes.

Consolidation, Merger or Sale of Assets by a Guarantor. No Guarantor may

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Guarantor

unless

(A) the other Person is the Issuer or any Wholly Owned Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction); or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guarantee; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the indenture.

Default and Remedies

Events of Default.  An “Event of Default” occurs if

(1) the Issuer defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) the Issuer defaults in the payment of interest (including any Additional Interest) on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) the Issuer fails to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to “— Repurchase of Notes Upon a Change of Control,” “— Limitation on Asset Sales” or “— Maintenance of Satellite Insurance; Events of Loss,” or the Issuer or any Guarantor fails to comply with “— Consolidation, Merger and Sale of Assets”;

(4) the Issuer defaults in the performance of or breaches any other covenant or agreement of the Issuer in the indenture or under the notes and the default or breach continues for a period of 60 consecutive days after written notice to the Issuer by the trustee or to the Issuer and the trustee by the holders of 25% or more in aggregate principal amount at maturity of the notes;

(5) there occurs with respect to any Debt of the Issuer or any of its Restricted Subsidiaries having an outstanding principal amount of $50,000,000 or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(6) one or more final judgments or orders for the payment of money are rendered against the Issuer or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50,000,000 (in excess of amounts which the Issuer’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) an involuntary case or other proceeding is commenced against the Issuer or any Restricted Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Issuer or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(8) the Issuer or any of its Restricted Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any of its Restricted Subsidiaries or for all or substantially all of the property and assets of the Issuer or any of its Restricted Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”);

(9) any Note Guarantee ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee; or

(10) any security interest under the Security Documents on any material Collateral shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Documents and the indenture) or any such security interest created thereunder shall be declared invalid or unenforceable or the Issuer or any Guarantor shall so assert in writing.

Consequences of an Event of Default.  If an Event of Default, other than a bankruptcy default with respect to the Issuer, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding, by written notice to the Issuer (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Issuer, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Subject to certain restrictions and the terms of the Security Documents, the holders of a majority in principal amount at maturity of the outstanding notes and any other Shared Collateral Debt may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

The holders of a majority in principal amount at maturity of the outstanding notes by written notice to the Issuer and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in “— Consequences of an Event of Default” or “— Amendments and Waivers — Amendments with Consent of Holders,” the holders of a majority in principal amount at maturity of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount at maturity of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture;

(3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount at maturity of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or such Guarantor under the exchange notes, any Note Guarantee or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of exchange notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

Amendments Without Consent of Holders.  The Issuer and the trustee may amend or supplement the indenture, the Security Documents or the notes without notice to or the consent of any noteholder

(1) to cure any ambiguity, defect or inconsistency in the indenture or the notes;

(2) to comply with “Consolidation, Merger and Sale of Assets;”

(3) to comply with any requirements of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of an appointment by a successor trustee;

(5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code;

(6) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture or the Security Documents;

(7) to provide for or confirm the issuance of additional notes;

(8) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of the Exchange Notes to the extent that such provision in this Description of the Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the Notes;

(9) to provide for the successful joinder of additional secured parties to the Security Documents in connection with the incurrence by the Issuer or its Subsidiaries of Shared Collateral Debt; or

(10) to make any other change that does not materially and adversely affect the rights of any holder.

Amendments With Consent of Holders.  (a) Except as otherwise provided in “— Default and Remedies — Consequences of a Default” or paragraph (b), the Issuer and the trustee may amend the indenture and the notes with the written consent of the holders of a majority in principal amount at maturity of the outstanding notes and the holders of a majority in principal amount at maturity of the outstanding notes may waive future compliance by the Issuer with any provision of the indenture or the notes.

(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

(1) reduce the principal amount at maturity of or change the Stated Maturity of any installment of principal of any note,

(2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

(3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed (in each case, other than with respect to an Offer to Purchase made before an obligation to make an Offer to Purchase is triggered),

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(5) make any note payable in money other than that stated in the note,

(6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(7) make any change in the percentage of the principal amount at maturity of the notes required for amendments or waivers,

(8) modify or change any provision of the indenture affecting the ranking of the notes or any Note Guarantee in a manner adverse to the holders of the notes,

(9) make any change in any Note Guarantee that would adversely affect the noteholders, or

(10) release the security interest in all or substantially all of the Collateral, or all or substantially all of the Guarantors from their obligations under the Note Guarantees, in each case other than pursuant to the terms of the Security Documents or as otherwise permitted by the indenture.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Neither the Issuer nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

The Issuer may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. government Obligations sufficient to pay principal of and interest and any premium on the notes to maturity or redemption within sixty days, subject to meeting certain other conditions.

The Issuer may also elect to

(1) discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”) or

(2) discharge its obligations under most of the covenants and under clauses (3) and (4) of “— Consolidation, Merger and Sale of Assets” (and the events listed in clauses (3), (4), (5), (6) and (9) under “— Default and Remedies — Events of Default” will no longer constitute Events of Default) (“covenant defeasance”)

by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest and any premium on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such ruling or opinion must be based on a change in U.S. federal income tax law following the Issue Date. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.

In the case of either discharge or defeasance, the Note Guarantees, if any, will terminate.

Concerning the Trustee

The Issuer has appointed U.S. Bank National Association, a national banking association organized under the laws of the United States, to serve as trustee under the indenture.

The trustee has not evaluated the risks, benefits, or propriety of any investment in the exchange notes and makes no representation, and has reached no conclusions, regarding the value or condition of the exchange notes.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the exchange notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

Form, Denomination and Registration of Notes

Beneficial interests in a global note may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “— Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global exchange notes will not be entitled to receive physical delivery of exchange notes in certificated form.

The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of exchange notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase. See “— Global Notes” and “— Certificated Notes” for a description of additional transfer restrictions applicable to the exchange notes.

No service charge will be imposed in connection with any transfer or exchange of any note, but the Issuer may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes

Global exchange notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global exchange notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the exchange notes represented by such global note for all purposes under the indenture and the exchange notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

Any beneficial interest in one global note that is transferred to a Person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global note for as long as it remains such an interest.

The Issuer will apply to DTC for acceptance of the global exchange notes in its book-entry settlement system. Investors may hold their beneficial interests in the global exchange notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Issuer expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount at maturity of the relevant global note as shown on the records of DTC. The Issuer also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Issuer, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

A global note is exchangeable for certificated exchange notes only if (i) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Issuer within 90 days of such notice, (ii) an Event of Default has occurred and the trustee has received a request from DTC or (iii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated exchange notes, the trustee will exchange each beneficial interest in that global note for one or more certificated exchange notes registered in the name of the owner of such beneficial interest, as identified by DTC.

Same Day Settlement and Payment

The indenture will require that payments in respect of the exchange notes represented by the global exchange notes be made by wire transfer of immediately available funds to the accounts specified by DTC or its successor as depository. With respect to exchange notes in certificated form, the Issuer will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

The exchange notes represented by the global exchange notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated exchange notes will also be settled in immediately available funds.

Governing Law

The indenture, including any Note Guarantee, the exchange notes and the Security Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Accreted Value” means as of any date (the “Specified Date”), with respect to each $1,000 principal amount at maturity of the exchange notes:

(1) if the Specified Date is one of the following dates (each, a “Semi-Annual Accrual Date”), the amount set forth opposite such date below:

Semi-Annual Accrual Date	Accreted Value

Issue Date	$962.69
May 1, 2009	$962.71
November 1, 2009	$965.62
May 1, 2010	$968.64
November 1, 2010	$971.84
May 1, 2011	$975.22
November 1, 2011	$978.79
May 1, 2012	$982.57
November 1, 2012	$986.57
May 1, 2013	$990.80
November 1, 2013	$995.27
May 1, 2014	$1,000.00

(2) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of:

(A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and

(B) an amount equal to the product of (a) the difference of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date and (y) the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (b) a fraction, the numerator of which is the number of days elapsed from, but not including, the immediately preceding Semi-Annual Accrual Date to the Specified Date, calculated on a basis of a 360 day year comprised of twelve 30 day months, and the denominator of which is 180 days, except for the period from the Issue Date to the first Semi-Annual Accrual Date immediately succeeding the Issue Date, which is 3 days.

“Acquired Debt” means Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Issuer or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to the Issuer or a Restricted Subsidiary, including the sale or issuance by the Issuer or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Issuer or any Restricted Subsidiary;

(2) the disposition by the Issuer or any Restricted Subsidiary of (i) cash and cash management investments (including Cash Equivalents), (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses;

(3) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceedings;

(4) a transaction covered by “— Consolidation, Merger and Sale of Assets”;

(5) a Restricted Payment permitted under “— Limitation on Restricted Payments” or a Permitted Investment;

(6) a Sale and Leaseback Transaction;

(7) the issuance of Disqualified or Preferred Stock pursuant to “— Limitation on Debt and Disqualified or Preferred Stock”,

(8) an Event of Loss;

(9) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries; and

(10) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $2,500,000.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for net rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Equivalents” means

(1) United States dollars, or money in other currencies received in the ordinary course of business,

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition,

(6) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, and

(7) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (6) above.

“Change of Control” means:

(1) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the merger of any Person with or into a Subsidiary of the Issuer if Capital Stock of the Issuer is issued in connection therewith, or the sale of all or substantially all the assets of the Issuer to another Person, (in each case, unless such other Person is a Permitted Holder) unless holders of a majority of the aggregate voting power of the Voting Stock of the Issuer, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;

(2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders), is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer, unless the Permitted Holders are the beneficial owners of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(3) individuals who on the Issue Date constituted the board of directors of the Issuer, together with any new directors whose election by the board of directors or whose nomination for election by the stockholders of the Issuer was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Issuer then in office.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of

(x) the dividends or other distributions actually paid in cash to the Issuer or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period, and

(y) the Issuer’s pro rata share of such Person’s net income earned during such period;

(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any net after-tax gains (but not losses) attributable to Asset Sales;

(5) any net after-tax extraordinary or non-recurring gains (but not losses); and

(6) the cumulative effect of a change in accounting principles.

In calculating the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries on a consolidated basis, Unrestricted Subsidiaries will be treated as if accounted for under the equity method of accounting.

“DAP Debt” means all obligations of the Issuer or any of its Restricted Subsidiaries in respect of letters of credit bankers’ acceptances or similar instruments issued to, or performance bonds posted to, customers participating in the Direct Access Program and secured by cash collateral, but in each case neither the stated amount of such letter of credit, bankers’ acceptance, similar instrument or performance bond nor the cash collateral maintained therefor shall at any time exceed (i) the amount of cash proceeds received from such customer or one of its affiliates as a prepayment or deposit to secure payment of amounts due or to become due from such customer under the relevant contracts minus (ii) the amount of such cash proceeds theretofore released in payment of the Issuer or any of its Subsidiaries under such contracts.

“Debt” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, performance bonds, bankers’ acceptances or other similar instruments (other than obligations with respect to such instruments securing obligations (other than obligations described in (1) and (2) above or (5) below) entered into in the ordinary course of business of such Person);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

(5) all obligations of such Person as lessee under Capital Leases;

(6) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(7) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person;

(8) all obligations of such Person under Hedging Agreements;

(9) all Attributable Debt of such Person;

(10) all Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries; and

(11) DAP Debt.

The amount of Debt of any Person will be deemed to be:

(A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C) with respect to any Debt issued with original issue discount, the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person;

(E) with respect to Disqualified Stock and Preferred Stock, the amount equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; and

(F) otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Direct Access Program” means the Issuer’s program whereby customers, with approval from the U.S. government, purchase equipment and software necessary to allow access to Issuer’s Satellites and purchase access time on such Satellites.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are

(1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the exchange notes for consideration other than Qualified Equity Interests, or

(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the exchange notes if those provisions are no more favorable to the holders than “— Limitation on Asset Sales” and “— Repurchase of Notes Upon a Change of Control.”

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” means, for any period, the sum of

(1) Consolidated Net Income, plus

(2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

(3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in conformity with GAAP:

(A) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary and non-recurring gains or losses; and

(B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income (not including non-cash charges in a period which reflect cash items paid or to be paid in another period);

(4) less, amortization of deferred revenue related to the NextView agreement with the National Geospatial-Intelligence Agency; plus

(5) net after tax losses attributable to Asset Sales, and net after tax extraordinary or non-recurring losses, to the extent reducing Consolidated Net Income; plus

(6) any losses from an early extinguishment of indebtedness; plus

(7) any restructuring charges.

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Equity Offering” means a primary public offering or private placement, after the Issue Date, of Qualified Stock of the Issuer, provided that, except in the case of a registered public offering, the aggregate proceeds received by the Issuer exceed $50,000,000.

“Event of Loss” means, with respect to any Satellite, any (1) loss, destruction or damage of such property or assets, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or assets, or confiscation of such property or assets or the requisition of the use thereof or (3) settlement in lieu of clause (2) above.

“Event of Loss Proceeds” means, with respect to any Event of Loss, all insurance proceeds received by the Issuer or any of its Restricted Subsidiaries in connection with such Event of Loss, after (1) provision for all income or other taxes measured by or resulting from such Event of Loss, and (2) payment of all reasonable legal, accounting and other fees and expenses related to such Event of Loss.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer, chief accounting officer, or controller of the Issuer or the Restricted Subsidiary with respect to valuations not in excess of $10,000,000 or determined in good faith by the board of directors of the Issuer or the Restricted Subsidiary with respect to valuations equal to or in excess of $10,000,000, as applicable, which determination will be conclusive (unless otherwise provided in the indenture).

“Fitch” means Fitch Ratings Ltd. and its successors.

“Fixed Charges” means, for any period, the sum of

(1) Interest Expense for such period; and

(2) the product of

(x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified or Preferred Stock of the Issuer or a Restricted Subsidiary, except for dividends payable in the Issuer’s Qualified Stock or paid to the Issuer or to a Restricted Subsidiary, and

(y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Issuer and its Restricted Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time provided, however that if the Issuer is required by the Commission to adopt (or is permitted to adopt and so adopts) a different accounting framework, including, but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such oblige against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) each Domestic Restricted Subsidiary of the Issuer in existence on the Issue Date and (ii) each Domestic Restricted Subsidiary that executes a supplemental indenture in the form of Exhibit B to the indenture providing for the guarantee of the payment of the exchange notes, or any successor obligor under its Note Guarantee pursuant to “— Consolidation, Merger and Sale of Assets”, in each case unless and until such Guarantor is released from its Note Guarantee pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in raw material prices.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “— Limitation on Debt and Disqualified or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on Asset Sales.” The accretion of original issue discount or payment of interest or dividends in kind and the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice redemption or making of a mandatory offer to purchase such Debt will not be considered an Incurrence of Debt.

“In-Orbit Insurance” means, with respect to any Satellite, insurance or another contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite attaching upon the expiration of the launch insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth in the indenture.

“Insurance Test Net Debt” means, as at any date of determination, an amount equal to (i) Total Debt at such date, minus (ii) the amount of Unencumbered Cash and Cash Equivalents at such date.

“Interest Expense” means, for any period, the consolidated interest expense of the Issuer and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Issuer or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Sale and Leaseback Transactions, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements (including the amortization of fees), (vii) any of the above expenses with respect to Debt of another Person Guaranteed by the Issuer or any of its Restricted Subsidiaries and (viii) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable under any accounts receivable, inventory or similar securitization, as determined on a consolidated basis and in accordance with GAAP.

“Investment” means

(1) any direct or indirect advance, loan or other extension of credit to another Person,

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form (excluding accounts receivable, trade credit and advances in each case in the ordinary course of business),

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any obligation of another Person.

If the Issuer or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Issuer, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Issuer and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

“Investment Grade Rating” means for Moody’s, a rating equal to or higher than Baa3 (or equivalent), for S&P, a rating equal to or higher than BBB- (or equivalent) and for any other Rating Agency the equivalent to the foregoing.

“Issue Date” means the date on which the original notes are originally issued under the indenture.

“Leverage Ratio” means, on any date (the “transaction date”), the ratio, determined on a Pro Forma Basis, of

(x) Total Debt of the Issuer and its Restricted Subsidiaries to

(y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”).

“Leverage Ratio Debt” means Debt incurred pursuant to clause (a) under “— Limitation on Debt and Disqualified or Preferred Stock.”

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

(2) provisions for taxes as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer and its Restricted Subsidiaries;

(3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“New Credit Facilities” means, one or more credit facilities providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or similar instruments or performance bonds Incurred pursuant to clause (b)(1) of the covenant “— Limitation on Debt and Disqualified or Preferred Stock.”

“Non-Recourse Debt” means Debt as to which (i) neither the Issuer nor any Restricted Subsidiary provides any Guarantee and as to which the holders of such Debt do not otherwise have recourse to the stock or assets of the Issuer or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Issuer or any Restricted Subsidiary.

“Note Guarantee” means the guarantee of the exchange notes by a Guarantor pursuant to the indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Permitted Business” means any of the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date, and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Holders” means any or all of the following:

(1) Morgan Stanley Principal Investments;

(2) any Affiliate of any Person specified in clause (1); and

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 80% by Persons specified in clauses (1) and (2).

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer that is a Guarantor that is engaged in a Permitted Business;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Subsidiary of the Issuer in a Person, if as a result of such Investment,

(A) such Person becomes a Restricted Subsidiary of the Issuer that is a Guarantor engaged in a Permitted Business, or

(B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary that is a Guarantor engaged in a Permitted Business;

(4) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with “— Limitation on Asset Sales”;

(5) any Investment acquired solely in exchange for Qualified Stock of the Issuer;

(6) Hedging Agreements otherwise permitted under the indenture;

(7) (i) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) Cash Equivalents or other cash management investments or liquid or portfolio securities pledged as collateral pursuant to “— Limitation on Liens”, (iii) endorsements for collection or deposit in the ordinary course of business, and (iv) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8) Investments in Restricted Subsidiaries that are not Guarantors, Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (i) $50,000,000 and (ii) 5% of Total Assets at such time (in each case net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);

(9) loans or advances related to payroll, travel and similar purposes to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business;

(10) trade receivables and similar extensions of credit to customers and suppliers in the ordinary course of business;

(11) any Investment made prior to the date of the indenture;

(12) repurchases of the notes;

(13) the provision of services to customers, joint ventures in which the Issuer or a Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise), or Unrestricted Subsidiaries; and

(14) in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $10,000,000 (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Liens” means

(1) Liens existing on the Issue Date;

(2) Liens securing the DAP Debt;

(3) Liens securing Shared Collateral Debt (including, without limitation, the notes or any Note Guarantee);

(4) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations or regulatory authorizations or licenses, surety bonds, performance bonds, customs duties and the like (or reimbursement obligations with respect to letters of credit that secure the same), or for the payment of rent, in each case incurred in the ordinary course of business;

(5) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(6) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(7) Liens securing reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments, or performance bonds that encumber documents and other property relating to such letters of credit, bankers’ acceptance, similar instruments or performance bonds and the proceeds thereof (but excluding judgment and similar Liens governed by clause (13) above);

(8) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Issuer and its Restricted Subsidiaries;

(9) licenses or leases or subleases or sublicenses as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(10) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(11) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(12) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(13) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists under clause (6) of “Events of Default”;

(14) Liens incurred in the ordinary course of business securing obligations not in excess of $5,000,000 not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Issuer and its Restricted Subsidiaries;

(15) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 365 days after the date of such purchase or the completion of construction or improvement;

(16) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Issuer, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Restricted Subsidiary;

(17) Liens on property at the time the Issuer or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Issuer or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Restricted Subsidiary;

(18) Liens securing Debt or other obligations of the Issuer or a Restricted Subsidiary to the Issuer or a Guarantor;

(19) any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Debt of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under “— Limitation on Restricted Payments”;

(20) extensions, renewals or replacements of any Liens referred to in clauses (1), (3), (15), (16) or (17) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased; and

(21) other Liens securing obligations in an aggregate amount not exceeding $5,000,000;

(22) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary (but excluding judgment and similar Liens governed by clause (13) above);

(23) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(24) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(25) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Issuer or any Restricted Subsidiaries in the ordinary course of business;

(26) Liens on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(27) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(28) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(29) any encumbrances or restrictions (including put and call agreements) with respect to the Capital Stock of any joint venture agreed to by the holders of such Capital Stock;

(30) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Issuer or any Restricted Subsidiary in the ordinary course of business; and

(31) Liens securing obligations under any Hedging Agreement that are otherwise permitted under the indenture, not to exceed, in the aggregate, $25,000,000.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions or upon liquidation, over another class of Capital Stock of such Person.

“Pro Forma Basis” means, in making any relevant determination,

(1) in the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Debt (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Debt during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to the date of determination, then the Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Debt, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the reference period;

(2) any Debt, Disqualified Stock or Preferred Stock to be repaid or redeemed on the date of determination will be excluded; and

(3) pro forma effect will be given to

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) the acquisition or disposition of companies, divisions or lines of businesses by the Issuer and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the transaction had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Debt if such Hedging Agreement has a remaining term in excess of 12 months). Interest on the amount of the liability in respect of a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such liability in accordance with GAAP. For purposes of making the computation referred to above, interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, Fitch, unless at such time Fitch ceases to rate the notes for reasons outside of the Issuer’s control, in which case another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Satellite” means any satellite owned by, or leased to, the Issuer or any Restricted Subsidiary, including, without limitation, any satellite purchased pursuant to the terms of a satellite purchase agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Shared Collateral Debt” means (i) the notes and the Note Guarantees, (ii) Debt under the New Credit Facilities but only to the extent permitted under clause (b)(1) of the covenant “— Limitation on Debt and Disqualified or Preferred Stock,” (iii) additional Debt (including additional notes) of the Issuer or any Guarantor not permitted by the foregoing, provided that immediately after giving effect to the Incurrence of such Debt under this clause (iii) the Shared Collateral Debt Ratio shall not be greater than 2.25 to 1.0 and (iv) interest rate or currency swaps, caps or collars or similar Hedging Agreements entered into to hedge the Issuer’s exposure with respect to Debt described in clauses (i), (ii) or (iii) herein.

“Shared Collateral Debt Ratio” means, on any date (the “transaction date”), the ratio, determined on a Pro Forma Basis, of:

(x) the aggregate outstanding principal amount on such date of Shared Collateral Debt (determined at the principal amount at maturity thereof, in the case of any such Debt issued with an original issue discount); to

(y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Issuer or any Guarantor which is subordinated in right of payment to the notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by , or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Issuer.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the balance sheet of the Issuer for the most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to the indenture.

“Total Debt” means, with respect to any Person at any time, without duplication the aggregate amount of Debt determined on a consolidated basis of the type referred to in clauses (1), (2), (5), (9) and (10) of the definition thereof.

“Transactions” means the issuance of the notes on the Issue Date, the use of proceeds therefrom as described under the caption “Use of Proceeds” in the Offering Memorandum and other transactions in connection therewith or incidental thereto.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unencumbered Cash and Cash Equivalents” means at any time cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries not subject to a Lien in favor of any Person at such time (excluding Liens securing the notes or the Note Guarantees).

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with ‘‘— Designation of Restricted and Unrestricted Subsidiaries.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Common Stock of which (other than any director’s qualifying shares) is owned by the Issuer and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

“WorldView-1” means the Issuer’s Satellite named WorldView-1.

“WorldView-2” means the Issuer’s Satellite named WorldView-2.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations to a holder of original notes relating to the exchange of original notes for exchange notes pursuant to the exchange offer. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as original notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the original notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each prospective investor is urged to consult his tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the acquisition, ownership, and disposition of the exchange notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes:

(i) an individual who is a citizen or resident of the United States;

(ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

(iii) an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

(iv) a trust (A) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all its substantial decisions, or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

An individual may be treated as a resident of the United States, among other ways, if present in the United States on at least 31 days in a calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). U.S. residents are subject to U.S. federal income tax in the same manner as U.S. citizens.

Exchange of Original Notes for Exchange Notes

An exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. Consequently, a holder of original notes generally will not recognize gain or loss, for U.S. federal income tax purposes, as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes generally will be the same as the holding period of the original notes and the tax basis in the exchange notes generally will be the same as the adjusted tax basis in the original notes as determined immediately before the exchange.

U.S. Holders

Original Issue Discount

The original notes were issued with original issue discount (“OID”) and the exchange notes will continue to be treated as being issued with OID for U.S. federal income tax purposes. The amount of OID on a note generally will equal the excess of the “stated redemption price at maturity” of a note over its “issue price.” The “stated redemption price at maturity” of a note will equal the sum of its principal amount plus all other payments thereunder, other than payments of “qualified stated interest,” defined generally as stated interest that is unconditionally payable in cash or other property, other than the Issuer’s debt instruments, at least annually at a single fixed rate. The “issue price” of a note will equal the first price at which a substantial amount of notes are sold for money, excluding sales to underwriters, placement agents or wholesalers.

Because the notes were issued with OID, a U.S. Holder will be required to include in taxable income for any particular taxable year the sum of the daily portion of the OID described in the preceding paragraph that accrues on the note for each day during the taxable year on which such holder holds the note, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, a U.S. Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the note at the beginning of the accrual period multiplied by the yield to maturity of the note less the amount of any qualified stated interest allocable to such accrual period. The “adjusted issue price” of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods of amounts included in the stated redemption price at maturity of the note. The yield to maturity of a note is the discount rate that, when used in computing the present value of all principal and interest payments to be made under a note, produces an amount equal to the issue price of the note.

A U.S. Holder may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which a U.S. Holder acquires a note, and may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors about this election.

PLAN OF DISTRIBUTION

This prospectus has been prepared for use by Morgan Stanley & Co. Incorporated in connection with offers and sales of the notes in market making transactions effected from time to time. Morgan Stanley & Co. Incorporated may act as principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify Morgan Stanley & Co. Incorporated against certain liabilities, including liabilities under the Securities Act, and to contribute payments which Morgan Stanley & Co. Incorporated might be required to make in respect thereof.

As of March 23, 2010, Morgan Stanley & Co. Incorporated and its affiliates owned approximately 31.6% of the outstanding share of our common stock and certain of our directors are employed by an affiliate of Moran Stanley & Co. Incorporated.

LEGAL MATTERS

The validity of the new notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

May 18, 2010